Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 10, 2015, relating to the consolidated financial statements of pSivida Corp. and the effectiveness of pSivida Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 19, 2015